Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Second Quarter Fiscal 2009 Results

Company Reports Record Oscilloscope Unit Bookings;

Recently Launched Products Generate Strong Customer Interest;

Cost Reductions taken in Anticipation of Deteriorating Demand Environment;

Company Takes Non-Cash Goodwill Impairment Charge

CHESTNUT RIDGE, NY, January 28, 2009 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal second quarter 2009 ended December 27, 2008.

LeCroy reported second-quarter fiscal 2009 revenue of $39.1 million compared with $40.6 million in the second quarter of fiscal 2008. The Company further reported a GAAP gross margin of 51.8%, a GAAP operating loss of $107.2 million and a GAAP net loss of $106.8 million, or $8.93 per share. As a result of the continued market volatility and the recent decrease in the Company’s market capitalization, LeCroy was required under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, to initiate an interim goodwill impairment analysis and wrote off a total of $105.8 million in goodwill during the second quarter of fiscal 2009.

In addition to the non-cash goodwill impairment charge, GAAP operating loss and net loss for the second quarter of fiscal 2009 includes a non-cash charge of $2.7 million for the write-down of inventory, $1.5 million related to restructuring and $158,000 of share-based compensation expense.

Excluding the primarily non-cash charges for the second quarter of fiscal 2009 the Company reported a 59% non-GAAP gross margin, 7.7% non-GAAP operating margin, $3.0 million of non-GAAP operating income and $1.7 million of non-GAAP net income, or $0.14 per diluted share. This compares with a 58.7% non-GAAP gross margin, 10.1% non-GAAP operating margin, $4.1 million of non-GAAP operating income, or $0.20 per diluted share, in the year ago quarter.

Comments on the Quarter

“External market conditions have triggered the impairment of the goodwill on our balance sheet primarily related to our two protocol acquisitions, CATC and Catalyst,” said LeCroy President and Chief Executive Officer Tom Reslewic. “While we are disappointed that we must take this significant non-cash goodwill impairment charge, it does not affect our liquidity, or our banking relationships and agreements, and our ability to capitalize on growth opportunities and execute on our product roadmap remains strong.”

“In fact, our business continued to perform well in the second quarter, despite the early signs of softening demand in the overall test and measurement market,” said Reslewic. “Oscilloscope unit orders were the highest in the Company’s history, primarily driven by solid European demand for the new WaveAce™, our first offering in the low-cost scope market. Although demand in Europe was relatively strong in the second quarter, orders declined in the U.S. and Asian markets, where many customers postponed their spending as the economic outlook worsened.”

“We entered the low-cost scope space with some uncertainty about future developments in that market, but we are very pleased with our results to date,” Reslewic said. “Despite a challenging economic environment in the December quarter, we sold 22 percent more oscilloscope units than we did in the same period last year. Our new presence in the low-cost scope market enables us to put LeCroy units in the hands of engineers, students and others involved at levels of the design process where brand familiarity and loyalty is typically created.”

“Our Protocol Solutions Group (PSG) revenues increased more than 20 percent from the sequential first quarter,” said Reslewic. “We currently have a strong market position for PCI Express Gen II and USB 3.0 and in storage protocols, such as SAS and SATA. Our SAS/SATA orders were up 35 percent from the sequential first quarter. The storage market represents a potentially significant opportunity for PSG as these standards become more widely adopted.”

“Non-GAAP gross margins increased to 59 percent during the second quarter,” Reslewic said. “This is primarily attributable to improved shipments in the protocol products and lower manufacturing costs associated with our latest high-end products. Our ability to improve gross margins this quarter was particularly encouraging considering the unfavorable currency effects in the current quarter.”

“In anticipation of a weakening demand environment, in the second quarter we began to take aggressive action to reduce LeCroy’s cost structure and focus our business on key growth opportunities,” Reslewic said. “As previously announced, we reduced the Company’s workforce by 10 percent and terminated several projects that we believed would yield limited return on investment. As a result, LeCroy discontinued its optical scope product line and a protocol program. In the current quarter, we also cut salaries across the board by 10 percent, reduced variable compensation and eliminated the Company’s 401(k) match plan. All these cost-reduction initiatives are expected to generate annual cost savings of approximately $8 million going forward.”

Business Outlook and Financial Guidance

“We believe that LeCroy is well positioned to weather the current recession,” said Reslewic. “We have significantly trimmed our fixed costs, and expect to maintain positive non-GAAP operating margins in the low single digits during the downturn. We also expect strong cash generation as we reduce our inventory during the next few quarters. Inventory had increased due to the roll out of new products and our initial plans for higher production rates during the current quarter.”

“LeCroy’s recently launched products are generating strong interest and gaining market share,” Reslewic said. “We have enhanced and focused our R&D capabilities, and on the heels of our latest 8 Zi Series of oscilloscopes, we expect to continue launching new products based on the ‘Apollo’ chipset through calendar 2009. The market reaction thus far to our new WaveMaster® 8 Zi and WavePro® 7 Zi products has been excellent and initial orders have been strong. Our sales force will continue to aggressively call on our customers, and we will be prepared with high-performance products when the economy improves and our customers are ready to increase their investments in test and measurement equipment.”

“Due to the unusually volatile markets and uncertain economy, we do not have strong visibility beyond the current third fiscal quarter,” said Reslewic. “As a result, we are rescinding LeCroy’s full-year 2009 guidance. Until further notice, we will provide guidance solely on a quarterly basis.”

“While we did not experience a dramatic slowdown in the December quarter, we are concerned about the strength of the demand environment for the first half of calendar 2009,” said Reslewic. “We have modeled our business to anticipate a year-over-year revenue decline in the range of 10 to 20 percent from our $40 million quarterly revenue baseline. The cost reductions we have taken would enable us to be profitable even in the event of more than a 20 percent decrease in revenue should market conditions deteriorate beyond our current expectations. We currently expect to report revenues for the third quarter of fiscal 2009 in the range of $32 to $36 million, with non-GAAP operating margins in the range of 3 to 5 percent. Based on our view of current market conditions, we are seeing the near-term demand environment in the lower end of that range.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, January 28, 2009 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy’s 40-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to but not limited to expectations regarding: LeCroy’s ability to weather the current recession, its expectation to maintain positive non-GAAP operating margins in the low single digits and strong cash generation as it reduces inventory during the next few quarters; the extent to which LeCroy’s recently launched products are generating strong interest and gaining market share; LeCroy’s enhancement and focus on R&D capabilities, and its expectations to continue launching new products based on the ‘Apollo’ chipset through calendar 2009; the efforts of LeCroy’s sales force to aggressively call on customers, and LeCroy’s expectation to be prepared with high-performance products when the economy improves and customers are ready to increase their investments in test and measurement equipment; LeCroy’s anticipation of a year-over-year revenue decline in the range of 10 to 20 percent from a $40 million quarterly revenue baseline; LeCroy’s expectation to be profitable even in the event of more than a 20 percent decrease in revenue and its expectation of revenues for the third quarter of fiscal 2009 in the range of $32 to $36 million, with non-GAAP operating margins in the range of 3 to 5 percent; and its expectation of near-term demand environment in the lower end of that range.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; impairment of long-lived assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers. For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings.

The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Quarterly Report on Form 10-Q for the second quarter ended December 27, 2008, which the Company expects to file in February 2009.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define non-GAAP gross profit as gross profit as reported under GAAP less primarily non-cash charges for inventory write-down, share-based compensation costs included in cost of revenues, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, the amortization of intangible assets acquired from Catalyst and business realignment charges. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not excluded in determining non-GAAP gross profit. In addition, depreciation on other depreciable assets acquired from Catalyst, most notably property and equipment, is not excluded in determining non-GAAP gross profit. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating (loss) income reported under GAAP less primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, share-based compensation costs, amortization of intangible assets acquired from Catalyst and business realignment charges. Non-GAAP operating margin is computed as non-GAAP operating income as a percentage of total revenues. Non-GAAP operating income and non-GAAP operating margin are not substitutes for comparable GAAP measures.

We define non-GAAP net income as net (loss) income reported under GAAP less primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, share-based compensation costs, amortization of intangible assets acquired from Catalyst and business realignment charges, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 31.5% and 30%, on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2008 and 2009 years, respectively, Non-GAAP net income is not a substitute for GAAP net (loss) income.

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net (loss) income per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of our non-GAAP financial measures with, the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
In thousands, except per share data	Dec 27, 2008	Dec 29, 2007 *	Dec 27, 2008	Dec 29, 2007 *
Revenues:
Test and measurement products	$37,005	$38,177	$75,451	$74,670
Service and other	2,102	2,396	4,380	4,603

Total revenues	39,107	40,573	79,831	79,273

Cost of revenues:
Share-based compensation	14	(2)	61	33
Other costs of revenues	18,824	17,063	36,467	33,469

	18,838	17,061	36,528	33,502

Gross profit	20,269	23,512	43,303	45,771

Operating expenses:
Selling, general and administrative:
Share-based compensation	69	1,320	654	2,089
Other selling, general and administrative expenses	12,770	11,958	24,768	23,559

	12,839	13,278	25,422	25,648

Research and development:
Share-based compensation	75	143	320	502
Other research and development expenses	8,734	7,771	16,292	15,004

	8,809	7,914	16,612	15,506

Impairment of goodwill	105,771	—	105,771	—

Total operating expenses	127,419	21,192	147,805	41,154

Operating (loss) income	(107,150)	2,320	(104,502)	4,617

Other income (expense):
Gain on extinguishment of convertible debt, net of issue cost write-off	—	—	252	—
Interest income	26	82	61	155
Interest expense	(942)	(1,196)	(1,825)	(2,339)
Other, net	33	(113)	289	(338)

Other expense, net	(883)	(1,227)	(1,223)	(2,522)

(Loss) income before income taxes	(108,033)	1,093	(105,725)	2,095
(Benefit) provision for income taxes	(1,237)	(112)	(464)	226

Net (loss) income	$(106,796)	$1,205	$(105,261)	$1,869

Net (loss) income per common share
Basic	$(8.93)	$0.10	$(8.83)	$0.16
Diluted	$(8.93)	$0.10	$(8.83)	$0.16

Weighted average number of common shares:
Basic	11,962	11,785	11,922	11,757
Diluted	11,962	12,056	11,922	11,985

*	Certain reclassifications have been made to prior year's amounts to conform to the current year presentation.

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Dec 27,	June 28,
In thousands	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$9,190	$10,224
Accounts receivable, net	31,994	33,274
Inventories, net	34,993	32,886
Other current assets	11,826	10,214

Total current assets	88,003	86,598

Property and equipment, net	21,147	21,683
Goodwill	—	105,771
Other non-current assets	12,755	12,934

TOTAL ASSETS	$121,905	$226,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,497	$22,280
Accrued expenses and other current liabilities	13,523	19,201
Current portion of bank debt	6,000	—

Total current liabilities	39,020	41,481

Convertible notes	64,850	62,000
Deferred revenue and other non-current liabilities	4,568	4,545

Total liabilities	108,438	108,026

Stockholders’ equity	13,467	118,960

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$121,905	$226,986

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended		Six Months Ended
In thousands	Dec 27, 2008	Dec 29, 2007 *	Dec 27, 2008	Dec 29, 2007 *
GAAP gross profit, as reported	$20,269	$23,512	$43,303	$45,771

Non GAAP adjustments:
Charge for write-down of inventory	2,736	—	2,736	—
Share-based compensation	14	(2)	61	33
Incremental cost of sales related to fair-value adjustment to inventory	16	65	16	65
Amortization of intangible assets acquired	—	229	—	458
Business realignment charges	55	8	55	132

Non GAAP gross profit	$23,090	$23,812	$46,171	$46,459

	Three Months Ended		Six Months Ended
In thousands	Dec 27, 2008	Dec 29, 2007 *	Dec 27, 2008	Dec 29, 2007 *
GAAP operating (loss) income, as reported	$(107,150)	$2,320	$(104,502)	$4,617

Non GAAP adjustments:
Charge for write-down of inventory	2,736	—	2,736	—
Charge for impairment of goodwill	105,771	—	105,771	—
Share-based compensation	158	1,461	1,035	2,624
Incremental cost of sales related to fair-value adjustment to inventory	16	65	16	65
Amortization of intangible assets acquired	—	229	—	458
Business realignment charges	1,471	18	1,471	615

Non GAAP operating income	$3,002	$4,093	$6,527	$8,379

	Three Months Ended		Six Months Ended
In thousands	Dec 27, 2008	Dec 29, 2007 *	Dec 27, 2008	Dec 29, 2007 *
GAAP net (loss) income, as reported	$(106,796)	$1,205	$(105,261)	$1,869

After-tax effect of Non GAAP adjustments:
Charge for write-down of inventory	1,915	—	1,915	—
Charge for impairment of goodwill	105,083	—	105,083	—
Share-based compensation	459	1,028	1,090	1,847
Incremental cost of sales related to fair-value adjustment to inventory	11	45	11	45
Amortization of intangible assets acquired	—	157	—	314
Business realignment charges	1,030	12	1,030	421

Non GAAP net income	$1,702	$2,447	$3,868	$4,496

	Three Months Ended		Six Months Ended
In thousands, except per share data	Dec 27, 2008	Dec 29, 2007 *	Dec 27, 2008	Dec 29, 2007 *
Net (loss) income per common share
Diluted, as reported	$(8.93)	$0.10	$(8.83)	$0.16
Diluted, non GAAP	$0.14	$0.20	$0.32	$0.38

Weighted average number of common shares:
Diluted, as reported	11,962	12,056	11,922	11,985
Diluted, non GAAP	12,062	12,056	12,069	11,985